Exhibit 10.80

AMENDED AND RESTATED AGREEMENT REGARDING SPECIAL
COMPENSATION AND POST EMPLOYMENT RESTRICTIVE COVENANTS

THIS AMENDED AND RESTATED AGREEMENT (“this Agreement”) is made and entered into as of December 31, 2008 and amends and restates the Agreement Regarding Special Compensation and Post Employment Restrictive Covenants (the “Original Agreement”) originally made the 12th day of December, 1995, by and between SPRINT CORPORATION, renamed SPRINT NEXTEL CORPORATION, a Kansas corporation (“Sprint”), (Sprint, and the subsidiaries of Sprint are collectively referred to herein as “Employer”), and PAUL W. SCHIEBER (“Executive”).
W I T N E S S E T H:
WHEREAS, Employer is engaged in the telecommunications business;
WHEREAS, Executive has expertise, experience and capability in the business of Employer and the telecommunications business in general;
WHEREAS, Executive serves as Vice President - Finance Network and IT; and
WHEREAS, Employer entered into this Agreement to provide severance and other benefits for Executive and obtain Executive’s agreements regarding confidentiality and post-employment restrictive covenants for Employer;
WHEREAS, Executive agreed to provide such agreements to Employer; and
WHEREAS, the Executive and Employer desire to amend and restate the Original Agreement as provided herein.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration are mutually acknowledged by the parties, it is hereby agreed to amend and restate the Original Agreement as follows:

1.	Recitals.

The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement, and describing the circumstances surrounding its execution. Said recitals are by express reference made a part of the covenants hereof, and this Agreement all be construed in light thereof.

2.	Duties and Responsibilities.

The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by Employer in the conduct of its business. Executive’s powers and authority shall include all those presently delegated to him or such other duties and responsibilities as from time to time may be assigned to him. Executive recognizes, that during his employment hereunder, he owes an undivided duty of loyalty to Employer, and agrees to devote his entire business time and attention to the performance of said duties and responsibilities and to use his best efforts to promote and develop the business of Employer.

3.	Employment Term.
Executive’s employment may be terminated by either party in accordance with Sections 5, 6, 7, or 8 herein.

4.	Compensation and Benefits.

During employment, Executive shall be entitled to receive a base annual salary, shall be reimbursed for reasonable expenses incurred and accounted for in accordance with the policies and procedures of Employer, and shall be entitled to vacation pay and other benefits applicable to employees generally, each as may from time to time be established, amended or terminated. In addition, Executive (a) was awarded an option to purchase 10,000 shares of common stock as set forth in a stock option agreement of even-date herewith, attached hereto and incorporated herein (the “Stock Option Agreement”) and (b) shall be entitled to the Special Compensation set forth in Section 5 hereof in accordance with the terms of this Agreement.

5.	Termination by Employer: Special Compensation.

At any time, Employer may terminate Executive’s employment for any reason. If Executive’s termination is other than pursuant to Section 6, and provided such termination constitutes a Separation from Service, Executive shall, subject to the other provisions of this Section 5, be entitled to the following Special Compensation (as that term is defined in this Section 5) in lieu of any benefits available under any and all Employer separation plans or policies, except as noted in Section 17. If Executive’s termination is pursuant to Sections 5, 6 or 7, Executive’s obligations under Sections 11, 12, 13, and 14 hereof shall continue.
For purposes of this Agreement, “Special Compensation” shall entitle Executive:
(a)to continue to receive for a period of eighteen (18) continuous months beginning on the Separation from Service date (the “Severance Period”) payments equal to his base annual salary in effect at the date of termination of employment, which payments shall be paid to Executive in equal installments on the regular payroll dates under the Employer’s payroll practices applicable to Executive on the date of this Agreement, except that if the Executive is a “specified employee” for purposes of Section 409A (as defined in Section 26 of this Agreement), as administratively determined by the Board of Directors of Sprint in accordance with the guidance and Treasury regulations issued under Section 409A, with respect to any amount payable by reason of the Separation from Service that constitutes deferred compensation within the meaning of Section 409A, such installments shall not commence until after the end of the six continuous month period following the date of Executive’s Separation from Service, in which case, Executive shall be paid a lump-sum cash payment equal to the aggregate amount of missed installments during the period on the first day of the seventh month following the date of the Executive’s Separation from Service;

(b)to receive a bonus, based on actual performance results, up to the target amount, under Sprint’s short-term incentive plans under Section 8 of Sprint’s 2007 Omnibus Incentive

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Plan, effective May 8, 2007, as may be amended from time to time, or any successor plan, program, or arrangement thereto (the “Short-Term Incentive Plan”), throughout the Severance Period provided that the amount, if any, payable under such Plan for the award period including the last day of the Severance Period, pro rated based upon the number of months of the Severance Period that fall within the award period and the total number of months in such award period, and each such payment shall be payable in accordance with the provisions of the applicable Short-Term Incentive Plan in the calendar year in which the applicable bonus is determined, and in all events, not later than December 31st of the year in which each such bonus is determined;

(c)to receive an award under the Long Term Incentive Plan, pro rated based on the Executive’s last day worked, exclusive of any Severance Period, determined in accordance with the terms of said Plan, and each such payment shall be payable in accordance with the provisions of the applicable Long-Term Incentive Plan in the calendar year in which the applicable award is determined, and in all events, not later than December 31st of the year in which each such award is determined;

(d)to continue to receive throughout the Severance Period any executive medical, dental, life and qualified and non-qualified retirement benefits which the Executive was receiving or was entitled to receive at the time of termination, except that long term disability and short term disability benefits cease on the last day worked;

(e)to receive outplacement counseling by a firm selected by Employer to continue until Executive becomes employed; provided, however, that all such outplacement services must be completed, and all payments by Employer must be made, by December 31st of the second calendar year following the calendar year in which Executive’s Separation from Service occurs; and

(f)to continue to receive throughout the Severance Period all applicable executive perquisites (including automobile allowance, long distance services and all miscellaneous services) except country club membership dues and accrual of vacation, subject to the provisions of Section 26 hereof.

For purposes of this Agreement, “Separation from Service” means “separation from service” from Employer as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which Executive’s level of services to the Employer decreases to 21 percent or less of the average level of services performed by Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that Executive provided prior to such date or that the Employer and Executive reasonably anticipate Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether Executive has had a Separation from Service, the term “Employer” shall mean Sprint and any affiliate with which Sprint would be considered a single employer under Section 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections

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1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of such definition of “Employer” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.
All payments pursuant to this Section shall be subject to applicable federal and state income and other withholding taxes.
In addition to the Special Compensation described above, Executive shall also be entitled to any vacation pay for vacation accrued by Executive in the calendar year of termination but not taken by his Separation from Service date.
In the event Executive becomes employed full time during the Severance Period, Executive’s entitlement to continuation of the benefits described in paragraph (d) shall immediately cease, however, Executive shall retain any rights to continue medical insurance coverage under the COBRA continuation provisions of the group medical insurance plan by paying the applicable premium therefor.
The payments and benefits provided for in this Section shall be in addition to all other sums then payable and owing to Executive hereunder and, except as expressly provided herein, shall not be subject to reduction for any amounts received by Executive for employment or services provided after termination of employment hereunder, and shall be in full settlement and satisfaction of all of Executive’s claims and demands.
In all events, Executive’s right to receive severance and/or other benefits pursuant to this Section shall cease immediately in the event Executive is reemployed by Employer or an affiliate or Executive breaches his Confidential Information Covenant (as defined in Section 11 hereof), or breaches Sections 12, 13 or 14 hereof. In all cases, Employer’s rights under Section 15 shall continue.

6.	Voluntary Resignation by Executive; Termination for Cause; Total Disability

Upon termination of Executive’s employment by either Voluntary Resignation, Termination for Cause (as those terms are defined in this Section 6), or Total Disability, as that term is defined in the Long Term Disability Plan, Executive shall have no right to compensation, severance pay or other benefits described herein but Executive’s obligations under Sections 11, 12, 13 and 14 hereof shall continue.

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(a)    Voluntary Resignation by Executive. At any time, Executive has the right, by written notice to Employer, to terminate his services hereunder (“Voluntary Resignation”), effective as of thirty (30) days after such notice.

(b)    Termination for Cause by Employer. At any time, Employer has the right to terminate Executive’s employment. Termination upon the occurrence of any of the following shall be deemed termination for cause (“Termination for Cause”) :

(i)Conduct by the Executive which reflects adversely on the Executive’s honesty, trustworthiness or fitness as an Executive, or

(ii)Executive’s willful engagement in conduct which is demonstrably and materially injurious to the Employer.

Termination for failure to meet performance expectations, unless willful, continuing and substantial, shall not be deemed a Termination for Cause. For Termination for Cause, written notice of the termination of Executive’s employment by Employer shall be served upon Executive and shall be effective as of the date of such service. Such notice given by Employer shall specify the act or acts of Executive underlying such termination.
(c)    Total Disability. Upon the total disability of the Executive, as that term is defined in the Long Term Disability Plan, Executive shall have no right to compensation or severance pay described herein but shall be entitled to long term disability and other such benefits afforded under the applicable policies and plans.

7.	Resignation Following Constructive Discharge.

If at any time, except in connection with a termination pursuant to Section 5, 6, or 8 Executive is Constructively Discharged (as that term is defined in this Section 7 and provided such termination constitutes a Separation from Service) then Executive shall have the right, by written notice to Employer within sixty (60) days of such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after such notice. Executive shall in such event be entitled to the compensation and benefits as if such employment were terminated pursuant to Section 5 of this Agreement.
For purposes of this Agreement, the Executive shall be “Constructively Discharged” upon the occurrence of any one of the following events:
(a)Executive is removed from his position with Employer other than as a result of Executive’s appointment to positions of equal or superior scope and responsibility; or

(b)Executive’s targeted total compensation is reduced by more than 10% (other than across-the-board reductions similarly affecting all officers of Sprint Corporation).

8.	Effect of Change in Control.

In the event that within one year of a Change in Control (as that term is defined in this Section 8) Executive’s employment is terminated:

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(a)    by the Employer other than pursuant to Section 6,

(b)    by Executive pursuant to Section 7 hereof,

(c)    by Executive if Executive is required to be based anywhere other than his location at the time or the Kansas City metropolitan area, except for required travel on business to an extent substantially consistent with Executive’s business travel obligations immediately prior the Change in Control;

then, provided such termination constitutes a Separation from Service, Executive shall be entitled to the Special Compensation described in Section 5 and shall be bound by Section 11, but shall not have any continuing obligations under Sections 12, 13, and 14, except as otherwise required by common law or statute.
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of Sprint or any of its affiliates, and other than Sprint or a corporation owned, directly or indirectly, by the stockholders of Sprint in substantially the same proportions as their ownership of stock of Sprint, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Sprint representing 20% or more of the combined voting power of Sprint’s then outstanding securities, or

(ii)during any period of two consecutive years (not including any period prior to the date of this Agreement), incumbent members cease for any reason to constitute a majority of the members of the Board of Directors of Sprint;

provided, however, that a transaction among Employer, France Telecom and Deutsche Bundespost Telekom commonly known as Project Phoenix shall not constitute a Change in Control for this Agreement and the related Stock Option Agreement. A member of the Board of Directors of Sprint shall be an “incumbent member” if such individual is as of the date of the Original Agreement or at the beginning of the applicable two consecutive year period a member of the Board of Directors of Sprint, and any new director after the date of the Original Agreement (other than a director designated by person who has entered into an agreement to effect a transaction described in subparagraph (i) above) whose election to the Board or nomination for election by the stockholders of Sprint was approved by a vote of at least two-thirds (2/3) of the directors still in office who either were directors as of the date hereof or as of the first day of the applicable two consecutive year period or whose election or nomination for election was previously so approved.

9.	Dispute Resolution.

All disputes arising under this Agreement, other than those disputes relating to Executive’s alleged violations of Sections 11 through 14 herein, shall be submitted to arbitration by the American Arbitration Association of Kansas City, Missouri. Costs of arbitration shall be

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borne equally by the parties. The decision of the arbitrators shall be final and there shall be no appeal from any award rendered. Any award rendered may be entered as a judgment in any court of competent jurisdiction. In any judicial enforcement proceeding, the losing party shall reimburse the prevailing party for its reasonable costs and attorneys’ fees for enforcing its rights under this Agreement, in addition to any damages or other relief granted. This Section 9 does not apply to any action by Employer to enforce Sections 11 through 14 of this Agreement and does not in any way restrict Employer’s rights under Section 15 herein.

10.	Enforcement.

In the event Employer shall fail to pay any amounts due to Executive under this Agreement as they come due, Employer agrees to pay interest on such amounts at a rate of prime plus two percent (2%) per annum. Employer agrees that Executive and any successor shall be entitled to recover all costs of successfully enforcing any provision of this Agreement, including reasonable attorney fees and costs of litigation.

11.	Confidential Information.

Executive acknowledges that during the course of his employment he has learned or will learn or develop Confidential Information (as that term is defined in this Section 11). Executive further acknowledges that unauthorized disclosure or use of such Confidential Information, other than in discharge of Executive’s duties, will cause Employer irreparable harm.
For purposes of this Section, Confidential Information means trade secrets (such as technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other proprietary information concerning the products, processes or services of Employer or its parent, and/or affiliates, including but not limited to: computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development; business plans; sales forecasts; personnel information, including the identity of other employees of Employer, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, which information: (a) has not been made generally available to the public; and (b) is useful or of value to the current or anticipated business, or research or development activities of Employer or of any customer or supplier of Employer, or (c) has been identified to Executive as confidential by Employer, either orally or in writing.
Except in the course of his employment and in the pursuit of the business of Employer or any of its subsidiaries or affiliates, Executive shall not, during the course of his employment, or for a period of eighteen (18) months following termination of his employment for any reason, directly or indirectly, disclose, publish, communicate or use on his behalf or another’s behalf, any proprietary information or data of Employer or any of its subsidiaries or affiliates.
Executive acknowledges that Employer operates and competes nationally, and that Employer will be harmed by unauthorized disclosure or use of Confidential Information

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regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

12.	Non-Competition.

Executive acknowledges that use or disclosure of Confidential Information described in Section 11 is likely if Executive were to perform telecommunications services on behalf of a competitor of Employer. Therefore, Executive shall not, for eighteen (18) months following termination of employment for any reason (the “Non-Compete Period”), accept any position, including but not limited to a position with AT&T, MCI, GTE or any Regional Bell Operating Company or any subsidiary thereof, where Executive dedicates any time or efforts to managing, controlling, participating in, investing in, acting as consultant or advisor to, rendering services for, or otherwise assisting any person or entity in the long distance, local telecommunications or wireless business and performing functions relating to long distance, local telecommunications or wireless services.
Executive acknowledges that Employer operates and competes nationally, and that therefore this non-competition agreement is not limited to any single state or other jurisdiction.
This section shall not prevent Executive from using general skills and experience developed during employment with Employer or other employers; or from accepting a position of employment with another company, firm, or other organization which competes with Employer, if its business is diversified and Executive is employed in a part of the business that is not related to long distance, local telecommunications or wireless services and provided that such position does not require or permit the disclosure or use of Confidential Information.

13.	Inducement of Other Employees.

For an eighteen (18) month period following termination of employment, Executive will not directly or indirectly solicit, induce or encourage any employee or agent of Employer to terminate his relationship with Employer.

14.	Return of Employer’s Property.

All notes, reports, sketches, plans, published memoranda or other documents created, developed, generated or held by Executive during employment, concerning or related to Employer’s business, and whether containing or relating to Confidential Information or not, are the property of Employer and will be promptly delivered to Employer upon termination of Executive’s employment for any reason whatsoever. During the course of employment, Executive shall not remove any of the above property containing Confidential Information, or reproductions or copies thereof, or any apparatus from Employer’s premises without authorization.

15.	Remedies.

Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Sections 11, 12, 13 and 14 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the

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need to protect Employer and its legitimate and proprietary business interests and property from irreparable harm.
Executive acknowledges that failure to comply with the terms of this Agreement will cause irreparable damage to Employer. Therefore, Executive agrees that, in addition to any other remedies at law or in equity available to Employer for Executive’s breach or threatened breach of this Agreement, Employer is entitled to specific performance or injunctive relief, without bond, against Executive to prevent such damage or breach, and the existence of any claim or cause of action Executive may have against Employer will not constitute a defense thereto. Executive further agrees to pay reasonable attorney fees and costs of litigation incurred by Employer in any proceeding relating to the enforcement of the Agreement or to any alleged breach thereof in which Employer shall prevail in whole or those reasonable fees and costs attributable to the extent that Employer prevails in part.
In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive’s obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

16.	Confidentiality of Agreement.

As a specific condition to Executive’s right to Special Compensation or other benefits described herein, Executive agrees that he will not disclose or discuss: the existence of this Agreement; the Special Compensation provided hereunder; or any other terms of the Agreement except: (1) to members of his immediate family; (2) to his financial advisor or attorney but then only to the extent necessary for them to assist him; (3) to a potential employer on a strictly confidential basis and then only to the extent necessary for reasonable disclosure in the course of serious negotiations; or (4) as required by law or to enforce legal rights.

17.	Entire Understanding.

This Agreement constitutes the entire understanding between the parties relating to Executive’s employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except for the terms and provisions of employee benefit or other compensation plans (or any agreements or awards thereunder) referred to in or contemplated by this Agreement and except for the SPRINT UNITED EMPLOYEE AGREEMENT REGARDING PROPERTY RIGHTS AND BUSINESS PRACTICES which the Executive has signed and by which Executive continues to be bound.
Notwithstanding the foregoing, if Executive is a Participant (as that term is defined in Sprint’s Change in Control Severance Plan, as may be amended from time to time, or any successor plan, program or arrangement thereto (the “CIC Severance Plan”)) in, and is entitled to severance compensation and benefits under, the CIC Severance Plan, severance compensation and benefits payable under Section 5 (including by operation of Section 7 or Section 8) of this Agreement will be reduced dollar for dollar (but not below zero) by any severance compensation and benefits payable to the Executive under the CIC Severance Plan, if any, it being the intent

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that the Executive receive the greatest of the compensation and benefits payable under the CIC Severance Plan or this Agreement.

18.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive’s executors, administrators, legal representatives, heirs and legatees and the successors and assigns of Employer.

19.	Partial Invalidity.

The various provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Should any provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision or part thereof, and such provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

20.	Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person.

21.	Waiver.

The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

22.	Notices.

Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:
If to Executive:
Paul W. Schieber
12909 Richards St.
Overland Park, KS 66213

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If to Employer:
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, KS 66251
Attention: Corporate Secretary

or to such other address(es) or telecopy number(s) as any party may designate by Written Notice in the aforesaid manner.

23.	Governing Law.

This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Kansas.

24.	Gender.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter.

25.	Headings.

The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.
26.    Compliance with Section 409A.
With respect to reimbursements or in-kind benefits provided under this Agreement: (a) Sprint will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement of provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by Sprint in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A. It is intended that any amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Employee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in Employee being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A. Reference to Section 409A is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or

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final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for Employee with respect to any income recognized by Employee in connection with the Agreement is guaranteed, and Employee shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date above set forth.

EXECUTIVE /s/ Paul W. Schieber, Jr. Paul W. Schieber	SPRINT NEXTEL CORPORATION By: /s/ Sandra J. Price

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